EXHIBIT 4.33

EXECUTION COPY

ACCESSION AGREEMENT

This ACCESSION AGREEMENT (this “Accession Agreement”), dated as of March 21, 2018, is hereby executed and delivered by Arcos Dorados Group B.V., a company organized and existing under the laws of Curaçao (the “New Owner Entity”), pursuant to the Amended and Restated Master Franchise Agreement for McDonald’s Restaurants, dated as of November 10, 2008 (as amended or otherwise modified from time to time, the “MFA”) by and among Arcos Dorados B.V., as Owner (“Owner”); McDonald’s Latin America, LLC (“McDonald’s”); LatAm, LLC, as Master Franchisee; each of the MF Subsidiaries; Arcos Dorados Limited (predecessor of Arcos Dorados Holdings, Inc.), as Parent; and the other parties signatories thereto. Terms used and not otherwise defined herein shall have the meaning given to them in the MFA.

W I T N E S S E T H :

WHEREAS, pursuant to Sections 7.2.2 and 8.1 of the MFA, respectively, no Owner Entity shall engage in a business other than holding Equity Interests of another Owner Entity or Master Franchisee without McDonald´s prior consent; and all interests of Owner, whether direct or indirect, in any Franchised Restaurant shall be held by Owner through Master Franchisee;

WHEREAS, pursuant to Section 21.2.2 of the MFA, no direct or indirect Equity Interests in any of Master Franchisee’s Subsidiaries (and no significant portion of the Assets thereof) may be Transferred without McDonald’s prior consent;

WHEREAS, under the terms and conditions set forth in the consent and waiver attached hereto as Annex A (the “Consent and Waiver”), McDonald’s granted its consent to, and waived the applicable provisions of the MFA to permit, (a) the incorporation of the New Owner Entity; (b) the Transfer of the Equity Interests in Owner from Arcos Dorados Cooperatieve U.A. to the New Owner Entity; and (c) the Transfer of the shares of Arcos Dorados Curaçao N.V. (an MF Subsidiary previously owned by Master Franchisee and formerly known as McDonald’s St. Marteen and Curaçao, N.V.) to the New Owner Entity ((a), (b) and (c), collectively, the “Restructuring”);

WHEREAS, the Consent and Waiver required as a condition for its effectiveness, among other things, that the New Owner Entity executes and delivers to McDonald’s on or prior to February 15, 2018 this Accession Agreement, pursuant to which, among other things, the New Owner Entity agrees to be fully bound by, and subject to, all of the covenants, terms and conditions of the MFA and each other applicable Related Agreement as though an original party thereto and deemed an Owner Entity for all purposes thereof; and

WHEREAS, the New Owner Entity will directly benefit from the Restructuring, and therefore desires to fulfill the requirements described in the immediately preceding recital.

NOW, THEREFORE, in consideration of the foregoing, New Owner Entity hereby agrees as follows:

1.             Accession. The New Owner Entity hereby acknowledges, agrees and confirms that, by its execution and delivery of this Accession Agreement, it agrees to be deemed an Owner Entity for all purposes of the MFA and to observe and be bound by all provisions of the MFA and each other applicable Related Agreement, as if it had been an original party to the MFA or such Related Agreement.

2.             Representations and Warranties. By executing and delivering this Accession Agreement, the New Owner Entity makes, on and as of the date hereof, as to itself each of the following representations and warranties:

(a)	The New Owner Entity is duly organized, validly existing and in good standing under the laws of Curaçao and has all requisite power and authority to enter into this Accession Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(b)	The New Owner Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of any business conducted by the New Owner Entity makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified or in good standing would not adversely affect the ability of the New Owner Entity to carry out its respective obligations under or consummate the transactions contemplated by this Accession Agreement.

(c)	The execution and delivery of this Accession Agreement by the New Owner Entity, the performance by the New Owner Entity of its respective obligations hereunder and the consummation of the transactions contemplated by this Accession Agreement have been duly authorized by all requisite action on the part of the New Owner Entity and the holder of its Equity Interests. The New Owner Entity has provided to McDonald’s true and complete copies of its constituent documents.

(d)	Arcos Dorados Holdings, Inc., a company organized and existing under the laws of the British Virgin Islands and successor of Parent (the “New Parent”), is the record and beneficial owner of 100% of the Equity Interests of the New Owner Entity. The Equity Interests of the New Owner Entity are owned and held by New Parent, free and clear of all Encumbrances, are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of preemptive or similar rights. No Person other than New Parent holds or has a right to receive Equity Interests of the New Owner Entity or any other instrument representing Equity Interests of the New Owner Entity.

(e)	None of the execution, delivery or performance of this Accession Agreement by the New Owner Entity or the consummation of the transactions contemplated by this Accession Agreement (i) violates, conflicts with or will result in any breach of any provision of the constituent documents of the New Owner Entity; (ii) requires any filing with, obtaining any permit, authorization, consent or approval from, or providing any notification to, any Governmental Authority, except those contemplated or required under the MFA; (iii) will result in a violation or breach of, or, with or without due notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the New Owner Entity is a party or by which any of its respective properties or Assets may be bound or affected; or (iv) violates any Applicable Law, except, in the case of each of the foregoing clauses, such violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the ability of the New Owner Entity to execute, deliver or perform this Accession Agreement or consummate the transactions contemplated hereby.

3.             Notices. The address of the New Owner Entity for purposes of all notices required or permitted under the MFA pursuant to Section 24.10 of the MFA is:

Arcos Dorados Group B.V.
Prinsenstraat /Hoek Bakkerstraat z/n, Curacao
Attention: Carine Jänsch
Phone: + 599 9 6905645

4.             Counterparts. This Accession Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.             Headings Descriptive. The headings of the several sections of this Accession Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Accession Agreement.

6.             Governing Law. This Accession Agreement shall be governed by the substantive laws of the State of Illinois, United States of America, without giving effect to principles of conflicts of laws. To the extent that it may be applicable, the parties agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the New Owner Entity has caused this Accession Agreement to be duly executed by its authorized officers, as of the day and year first written above.

Arcos Dorados Group B.V.

By:	/s/ Patricia De Hart
Name: Patricia De Hart
Title: Attorney in Fact

By:	/s/ Juan David Bastidas
Name: Juan David Bastidas
Title: Attorney in Fact

Signature Page of Accession Agreement

Accepted and Agreed to:

MCDONALD’S LATIN AMERICA, LLC

By:	/s/ Angela K. Steele
Name: Angela K. Steele
Title: Latin America General Counsel and Secretary

Signature Page of Accession Agreement

ANNEX A

[SEE ATTACHED CONSENT AND WAIVER]